U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF
SMALL BUSINESS ISSUERS
Under Section 12(g) of
The Securities Exchange Act of 1934

SIN Holdings, Inc.
(Name of Small Business Issuer in its Charter)

                                                              Colorado                                                                                                         84-1570556
                                                 (State or other jurisdiction of                                                                               (I.R.S. Employer
                                                 incorporation or organization)                                                                               Identification No.)

                                                 3225 S. Garrison, Unit 21
                                                  Lakewood, Colorado                                                                                                80227
                                                  (Address of principal executive offices)                                                            (Zip Code)

Issuer’s telephone number: (303) 763-7307

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Each Class)

TABLE OF CONTENTS

PART I

     Item 4.  Security Ownership of Certain Beneficial
                  Owners and Management ..................................... 16
     Item 5.  Directors, Executive Officers, Promoters

PART II
     Item 1.  Market Price for Common Equity and
                 Related Stockholder Matters ................................ 21
     Item 2.  Legal Proceedings ............................................. 22
     Item 3.  Changes in and Disagreements with Accountants on

PART III

PART I

Item 1. Description of Business

        SIN Holdings, Inc. and our wholly-owned subsidiary, Senior-Inet, Inc., were both organized under the laws of the State of Colorado on November 27, 2000. SIN Holdings, Inc. is 82.4% owned by Desert Bloom Investments, Inc. which is owned by our President, Steve Sinohui.

        We conduct all our business through Senior-Inet, Inc. ("Senior-Inet"). On December 1, 2000, Senior-Inet acquired all of the assets of a sole proprietorship (the "Proprietorship"), also named "Senior-Inet," for $5,000 in cash and the assumption of certain liabilities. Stan Mingus owned and operated the Proprietorship from May 1, 1996, until its acquisition by Senior-Inet on December 1, 2000. Like Senior-Inet, the Proprietorship owned and operated the Internet site located at www.senior-inet.com. At the website we provide 12 types of services for senior citizens in three general geographic areas in the United States. Our website has links to other websites and/or advertisements designed and maintained by the providers of services to seniors that purchase the right to appear on our website. We acquired and incorporated the Proprietorship to enable Senior-Inet to enter this market as a public company and to facilitate future capital raising activities.

        Presently, our services are limited to publishing a database of listings of providers of senior resources located in 12 cities, including Denver and Colorado Springs, in Colorado, Orlando, Florida, and Houston, Texas, on the Internet and designing and maintaining websites linked to our database and/or banner or box advertisements for the senior service providers that purchase the service(s). The 12 senior resources represented on our website include:

•	Adult day care;
•	Alzheimer's care;
•	Banking;
•	Care management;
•	Funeral services;
•	Health care;
•	Hospice care;
•	Housing, including retirement, assisted living and skilled nursing;
•	Rehabilitation;
•	Senior Centers; and
•	Travel Services.

        We present each of the senior resources featured on our database by the city in which it is provided. This enables a user seeking a service in a specific community to access information on related services and competitors offering the same service. We have developed our current network of senior service providers with the assistance of local agencies serving senior citizens and through telephone listings and other websites on the Internet. Our website provides a streamlined, comprehensive listing of senior service providers in the three geographic areas we service, allowing the user access to information in the fastest and most efficient manner possible. To provide this streamlined experience, we have elected not to offer such extraneous items as chat rooms and advertisements unrelated to senior services.

        Our website, and the websites that we design for others that are linked to our site, are hosted by an unaffiliated third party, which also provides hardware service support. Our website was established in May 1996 by Stan Mingus and is maintained by Mr. Mingus. The sale of the right to place websites and links that we design and maintain for senior service providers listed on our site has accounted for all of our total gross revenues. Our website is designed based on a three-tiered architecture, including the presentation or client tier, the application logic or middle server tier and the data and resources or database tier. The presentation and client components include the HTML and active server pages that the visitors to our website use to obtain and retrieve data. The application or middle tier server includes the Windows NT server components, that handle the processing of forms submitted by users as well as customer requests to the database server. The final component is the database tier, which operates using Microsoft's SQL Server and consists of a number of database tables for facilities, categories, cities, counties and other information. Despite its limited history, our website is listed on most of the major search engines, including:

•	Yahoo!;
•	Excite;
•	Alta Vista;
•	Deja;
•	Hotbot;
•	Infoseek; and
•	Lycos.

        Our website features links to websites of other companies located either in Denver, Colorado Springs or ten other cities in the southern front range of Colorado, Orlando, Florida, or Houston, Texas. Our web site presently focuses on providing services to senior citizens in three principal market areas: Pueblo/Colorado Springs, in Colorado, and in Orlando and Houston. Our website is organized on the basis of each of these geographical regions, with each region including listings for each of the 12 senior resources represented on our website. We believe that our site is attractive, logically organized and convenient for online browsers.

        We generate revenue through the marketing and sale of websites and links from our website to the providers of senior resources who pay us to become listed in our online network. After we develop a network of senior resources in a particular geographical area, we then inform each of the providers listed that they may link their own website to their listing on our site for a fee. We market our websites to senior service providers through traditional advertising methods, including the mailing of brochures and a media kit. We then attempt to set up a personal sales presentation for each interested provider using a laptop computer with a prototype of the website in a demonstration. If the senior service provider elects to link a web page to our network, then we enter into an annual contract with the provider that includes the initial design cost of the website and a monthly fee for maintenance of the site. Presently, the initial design cost is $100 and the per month maintenance fee is $100.

        We also offer annual contracts for banner and box advertisements for our home page and each of the community and category pages. The banner advertisements are designed to rotate messages, with banner advertisers guaranteed fifteen minutes of every hour during the contract period. We charge $200 per month for a banner located at the top of our home page and $100 per month for a banner on the bottom of our home page. To locate a banner at the top of one of our community pages, our subscribers pay $100 per month. Subscribers pay $75 per month to advertise at the bottom of a community page. The rate for box advertisements, that are located on the right side of our web pages, is $75 per month for our home page and $50 per month for each of the community and category pages.

        We employ Internet marketing to increase traffic to our website. We perform a bi-weekly update of our website address and its related keywords on each of the above-named search engines. We also place our website address on as many senior-orientated websites that permit us to do so.

        We have no plans to offer any new products or services. We are not, and do not expect to be, dependent upon one or a limited number of suppliers for essential raw materials, energy or other items. We have no supply contracts.

Competition

        There are numerous senior-oriented sites on the Internet, including those offering products targeting the senior market, housing information sites, senior chat rooms, senior computer discussion groups, numerous health information sites and sites that provide references to these sites. However, there are, to our knowledge, only a small number of sites on the Internet providing information on more than one type of service provided to senior citizens and/or in more than one locale. Some of these sites are extensions of a printed state or local business directory for seniors. We are not aware of any website that provides information on as many types of senior services or is organized by community as is our site. Thus, we believe that our business of providing resources for senior citizens using the Internet is unique in the areas of Colorado, Orlando, Florida, and Houston, Texas, that we presently service. The Internet has become an increasingly significant medium for commerce in many industries. Our success depends upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. While we cannot be certain, we expect rapid growth in the use of and interest in the Internet to continue, although the rate of growth may not be at historical rates. We occupy a small niche within the sizable industry of the provision of information on services and resources for senior citizens over the Internet. The Company was not profitable during the year ended December 31, 2001, and has not been profitable since then. However, we believe that our business eventually will be profitable, albeit possibly not for the next several years during which expenses related to our expansion may cause us to incur a loss from operations. However, because of the uniqueness of our services, we do not consider the future of our business to be susceptible to prediction based upon any recognized industry trends.

        The market for advertising and marketing for providers of senior services using the Internet and other means is competitive. Competition is expected to intensify in the future, which may result in price reductions, fewer customer visits and orders and reduced gross margins. We currently, or potentially, compete with a variety of other businesses located both inside and outside the United States engaged in marketing, advertising and promoting companies that provide a wide variety of services and products for senior citizens. Many of these companies are established and have greater financial, technical, marketing and other resources. Additionally, many of these organizations have proven operating histories, which we lack. These companies include traditional printed directories, agencies that address concerns of senior citizens and other web sites on the Internet that are senior-orientated. Most Internet sites focused on senior citizens provide information about assisted living and nursing facilities. They do not provide the wide array of information and services the Company intends to offer. Our primary competition comes from Internet sites offering information, products and services to seniors in specific geographic areas. For example, the Canadian Senior Citizens and Information Services Center provides information regarding associations, government programs, estate planning, health and well-being and retirement residences for seniors in Canada. The Milwaukee County Department on Aging provides links to various senior services in Milwaukee County. Senior Citizen’s Web Pointer provides links to a wide array of information and services throughout the United States, but focuses primarily on services in the Portland, Oregon metropolitan area. These sites are backed by the municipalities for whom they serve and are usually funded by local Councils on Aging. Because these sites are run by municipal agencies, they often lack the marketing expertise needed by Internet sites to attract a large number of viewers. The Company believes that it can effectively compete with these sites by offering a wider array of information and services and by implementing a marketing plan that secures a wider range of service providers. We believe that there will be an increasing number of websites marketing and promoting providers of senior services. We also believe that the 12 types of senior services that we cover on our Internet site are more than is covered by any other website.

        While we expect to compete on the basis of the quality and uniqueness of our services and, to a lesser extent, on the basis of price, this strategy may not be successful. The current price for linking a web page to our network is $1,300 annually, which includes the monthly and initial set up cost. The senior service provider also has the option of placing a banner or box advertisement on our web site, which ranges in price from $600 to $2,400 per annum. We hope, to the extent practicable, to minimize our weaknesses, including, among others, our undercapitalization, cash shortage, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, through our focus on the Internet; that eliminates the need for a retail facility and a sizable marketing staff. However, our opportunity to obtain wholesale and other larger customers may be limited by our limited financial resources and other assets.

Marketing Strategy

        The primary means of marketing our website to senior citizens (or others interested in locating information related to providers of senior services) and increasing traffic to the site is (1) the performance of a bi-weekly update of our website address and the related keywords and phrases on each of the Internet search engines that includes our website in its search capabilities and (2) establishing strategic relationships with related websites and portals that can drive customer traffic to our site. We place our website address on as many senior-orientated sites on the Internet that will permit us to do so. Our Internet site enables us to market our customers' services throughout the world, although our primary target market continues to be the United States.

        Our comprehensive marketing plan includes the distribution of brochures and media kits, follow-up sales calls and personal sales meetings with senior service providers that are listed in our database. The initial phase of our marketing strategy is to contact the senior service providers already listed in our database by mailing them a brochure and media kit. We then attempt to contact each of the senior service providers by telephone so that we may set up a personal sales presentation explaining the benefits of having a web page linked to our website. The personal sales presentation includes the use of a laptop computer with a prototype of the website in a demonstration. If the senior service provider elects to link a web page to our network, then we enter into an annual contract that includes the initial design cost of the website as well as a monthly fee for maintenance. We also offer the senior service provider the option of placing a banner or box advertisement on our website. The charges of the advertisements range from $600 to $2,400 per annum.

        We expect that we may incur losses for the next several years as a result of the expansion of our operations throughout the United States. For us to continue to operate profitably, the funds we expend for hosting, maintenance, expansion, enhancement and otherwise in connection with our website will be required to be offset by the revenues realized from sales of websites and online advertising. We have conducted no marketing studies. None of our customers account for, or based upon existing orders will account for, a major portion (20% or more) of our sales.

Employees

        Steve S. Sinohui, the sole executive officer and director and the controlling shareholder of SIN Holdings and the President, the Secretary, the Treasurer and the sole director of Senior-Inet, is employed on a part time basis by both companies. Mr. Sinohui donates his services to the companies and receives no salary. Except for part time marketing and sales employees and consultants as needed, SIN Holdings does not intend to employ any individuals other than Mr. Sinohui and Senior-Inet does not anticipate the full time employment of any individuals.

        Neither SIN Holdings nor Senior-Inet has any supplemental benefits or incentive arrangements except the Profit Participation Agreement dated December 1, 2000, between Senior-Inet and Mr. Mingus. The Profit Participation Agreement provides for Senior-Inet to pay Mr. Mingus the sum of $32,000 in cash upon its realization of gross revenues of at least $400,000 during any consecutive twelve-month period during the three-year term of the agreement through November 30, 2003. At the present time, SIN Holdings has no plans to adopt any supplemental benefits or incentive arrangements and Senior-Inet has no plans to adopt any of these arrangements except as provided for in the Profit Participation Agreement.

Proprietary Information

        We rely on a combination of trademark, trade secret and copyright law to protect our intellectual property. These laws afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized persons may attempt to copy aspects of our website, including the look and feel of our website, services that we sell, website organization, service information and sales mechanics or to obtain and use information that we regard as proprietary, such as the technology used to operate our website and our content. We have not filed an application to secure registration for our trademark, "Senior-Inet," in the United States or any other country. Any encroachment upon our proprietary information, the unauthorized use of our trademark, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business.

        We expended no funds for research and development during our last fiscal year ended December 31, 2001, and we do not expect to incur any expenses for research and development this year.

Regulation

        Currently, we are not subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and security of information. Furthermore, the growth of electronic commerce may prompt demand for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third persons and has proposed regulations restricting the collection and use of information from minors online. We currently do not provide individual personal information regarding our users to third persons and we currently do not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in usage of the Internet and reduce the demand for our services or require us to redesign our website.

        We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services, increase the cost of doing business as a result of litigation costs and/or increase service delivery costs.

Subsidiary

        SIN Holdings has one wholly owned subsidiary, Senior-Inet, which was incorporated in the State of Colorado on November 27, 2000, also the date of SIN Holdings' organization. We conduct all of our operations through Senior-Inet, including the maintenance and operation of its website located at www.senior-inet.com. Senior-Inet purchased the site from a sole proprietorship, also named "Senior-Inet," owned by Stan Mingus.

        The Company’s business is subject to many risk factors, including the following:

        We Have Realized Very Limited Revenues and Earnings, and We May Not Be Able to Achieve Meaningful Revenues or Earnings in the Future, from the Provision of a Database Listing Service Providers for Senior Citizens on the Internet. Our online database listing providers of services for senior citizens has been available only since Senior-Inet's acquisition of the predecessor business on December 1, 2000, and we have yet to achieve meaningful revenue and earnings. SIN Holdings and Senior-Inet, together, realized revenues of $4,870 for the year ended December 31, 2001, $17,303 for the year ended December 31, 2000, and revenues of $15,457 for the year ended December 31, 1999. We had a net loss of $7,245 for the year ended December 31, 2001, net income of $6,835 for the year ended December 31, 2000, and net income of $2,519 for the year ended December 31, 1999. These results of our operations include the operations of the Proprietorship, our predecessor, during the period from January 1, 1999, through December 1, 2000. There can be no assurance that we will realize a meaningful increase in our revenues or earnings in the future from providing a database of resources for senior citizens on the Internet. Our ability to increase the level of our revenues and earnings will be dependent on a number of factors, including the following:

•	Our ability to keep our website operational;

•	Our ability to expand our database to include service providers for senior citizens throughout the United States;

•	The success of brand building and marketing campaigns;

•	The continued increase in the use of the Internet and the growth of electronic commerce;

•	Consumer confidence in the security of transactions on our website;

•	Our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•	The availability and reasonable cost of advertising in traditional media and on other websites; and

•	Favorable general economic conditions specific to the Internet and electronic commerce industries.

        Our success in the business of providing a database of senior resources on the Internet is dependent upon our obtaining additional financing to enable us to implement fully our business plan. We cannot be certain that we will be able to obtain additional equity and/or debt financing from this or other securities offerings or otherwise.

        We Have Limited Assets and Working Capital and Minimal Shareholders’ Equity, and We May Not Be Able to Continue in Operation After the Expiration of One Year from the Date of this Offering without the Infusion of Additional Capital. As of December 31, 2001, we had total assets of $19,568, including $1,136 in cash and cash equivalents and $22,602 net of accumulated amortization of intangible assets. Our total shareholders' equity was $19,320 as of December 31, 2001. Accordingly, we have very limited assets, including working capital and financial resources. Our financial condition may not improve.

        We Expect That Significant Increases in Our Costs and Expenses May Result in a Loss for at Least the Next Year, and Possibly Longer. We have achieved limited revenues and losses from operations. We may not obtain enough customer traffic or a large enough number of orders from senior service providers for web pages to be linked to our website and/or banner or box advertisements to generate sufficient revenue from operations to operate profitably. We intend to increase our costs and expenses substantially as we:

•	Increase the number of orders for websites and advertisements designed for providers of services for seniors in the geographic areas presently represented on our website and the number of geographic areas represented;

•	Increase our sales and marketing activities;

•	Increase our general and administrative functions to support our growing operations; and

•	Further develop our Internet website.

We may find that these efforts will be more expensive than we currently anticipate or that these efforts may not result in proportional increases in our revenues. Accordingly, we believe that we may incur an operating and net loss for at least the next year, and possibly longer, and that the rate at which we incur these losses may increase.

        Because We Will Need to Raise Additional Funds and These Funds May Not Be Available to Us When We Need Them, We May Need to Change Our Business Plan, Sell or Merge Our Business or Face Bankruptcy. Additional capital may not be available to us on favorable terms when required, or at all. If this additional financing is not available to us, we may need to change our business plan dramatically, sell or merge our business or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing shareholders and our issuance of debt securities could increase the risk or perceived risk of our company.

        We Do Not Expect to Increase Our Revenues and Earnings Significantly until We Obtain Orders for websites and Advertisements from Senior Service Providers in Other Geographical Areas. Our services are presently limited to selling and developing advertisements and websites that are linked to our network of providers of senior services of 12 different types of services in three geographical areas. These three areas include Denver, Colorado Springs and other cities in Colorado, Orlando, Florida, and Houston, Texas. We do intend to market our services on a nationwide basis. We do not expect to increase our revenues or earnings significantly until we expand our database to include geographic areas in addition to various cities in Colorado, Orlando, Florida, and Houston, Texas.

        We Have Limited Prior Experience as an Online Database of Resources for Senior Citizens, Which May Have a Negative Impact on Our Operations and Revenue. On December 1, 2000, Senior-Inet, our wholly-owned subsidiary, purchased all of the assets, subject to certain of the liabilities of a predecessor entity, known as Senior-Inet, a sole proprietorship, that operated an online database of resources for senior citizens, for $5,000 in cash and assumption of certain liabilities. Our online operations are in the early development stage. We have only limited operating history as an online database of resources for senior citizens on which you can base an evaluation of our business and prospects. Our efforts, since inception, have been allocated primarily to the following:

•	Acquiring Senior-Inet;

•	Organizational activities;

•	Developing a business plan;

•	Providing interim funding;

•	Expanding our database; and

•	Enhancing our website on the Internet.

You should be aware of the increased risks, uncertainties, difficulties and expenses we face as an online database with limited operating history in a new and rapidly evolving market. We cannot be certain that our business strategy will be successful.

        We May Not Succeed in Establishing the Senior-Inet Brand, Which Would Adversely Affect Customer Acceptance and Our Revenues. The market for online databases of resources for senior citizens is in the early stage and competitive in nature. We may lose the opportunity to build a critical mass of customers if we do not establish our brand quickly. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we will incur substantial expense in our advertising efforts on radio and in magazines and other forms of traditional media, together with advertising on web sites that we believe our customers are likely to visit. We also will incur substantial expense in our efforts to enter into strategic alliances with online and more traditional companies that we believe will promote our brand and drive customers to our website. Ultimately, we also will need to expend funds to attract and train customer service personnel and to develop content and expand our database into other geographical areas to help build our brand and attract customers to our website. We will incur additional losses if these brand promotion activities do not yield increased revenues.

        We Must Enter into Strategic Relationships to Help Promote Our website and, If We Fail to Develop, Maintain or Enhance These Relationships, We May Not Be Able to Attract and Retain Customers, Generate Adequate Traffic to Our website, Build Our Senior-Inet Brand and Enhance Our Sales and Marketing Capabilities. We believe that our ability to attract customers, generate traffic to our website, facilitate broad market acceptance of our services and the Senior-Inet brand and enhance our sales and marketing capabilities depends on our ability to develop and maintain strategic relationships with related websites and portals that can drive customer traffic to our website. If we are unsuccessful in developing or maintaining these relationships, or if these relationships do not assist us in attracting or retaining customers, it may be difficult to grow our business. We have no strategic relationships as of the date of this offering circular.

        The Success of Our Business Depends on Selling websites and Access to Our website to a Large Number of Providers of Senior Services That Are Listed on Our Online Database. While we believe, we are not certain, that the use of the Internet as our primary marketing device will enable us to develop a customer base more quickly and cost-effectively than the employment of traditional marketing methods involving a sizable sales staff and advertising. As a company that established its Internet site featuring a network of senior service providers in only three geographic areas, we lack recognition in the market. Our success depends on attracting a large number of senior service providers that advertise in the traditional media, and persuading them to advertise on our site by purchasing a website linked to our database and/or banner or box advertisements. Our success is dependent on ensuring that these customers remain loyal long-term customers. In addition to persuading senior service providers to purchase websites and advertising, we must generate adequate traffic to our website so that our customers will realize a benefit from linking and advertising with us. We cannot be certain that our customers will accept our online solution over those offered by our competitors. If we fail to persuade providers of senior resources to advertise online or our competitors are more successful in achieving sales, then our revenues will suffer. Furthermore, we may be required to incur higher and more sustained advertising and promotional expenditures than we currently anticipate to drive traffic to our website. As a result, we may not be able to achieve or sustain profitability.

        Competition from Traditional and Online Providers of Senior Resource Information May Result in Price Reductions and Decreased Demand for Advertising on Our website. The market for advertising of senior services is competitive. Competition is expected to intensify in the future, which may result in price reductions, fewer customer orders and reduced gross margins. We currently or potentially compete with a variety of companies located in the United States that provide a directory of senior resources. Many of these companies are established and have greater financial, technical, marketing and other resources. Additionally, many of these organizations have proven operating histories, which we lack. Our competitors include printed directories containing listings of providers of senior services and various websites, including websites that focus primarily upon housing, health care or finance for the elderly, or a combination of these topics. We believe that there will be an increasing number of online providers of databases of senior resources. While we expect to compete on the basis of the quality and uniqueness of our services and, to a lesser extent, on the basis of price, this strategy may not be successful. Additionally, while most online competitors feature providers of only one general type of senior service, we feature a wide array of senior resources. We hope to minimize our weaknesses, including, among others, our undercapitalization, cash shortage, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, through our focus on the Internet; which eliminates the need for a sizable marketing staff. However, our opportunity to obtain wholesale and other larger customers may be limited by our financial resources and other assets.

        We May Be Unable to Adequately Protect or Enforce Our Intellectual Property Rights, Which May Have a Detrimental Effect on Our Business. We rely on a combination of trademark, trade secret and copyright law to protect our intellectual property. These laws afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized persons may attempt to copy aspects of our website, including the look and feel of our website, services that we sell, website organization, service information and sales mechanics or to obtain and use information that we regard as proprietary, such as the technology used to operate our website and our content. We have not filed an application to secure registration for our trademark, "Senior-Inet," in the United States or any other country. Any encroachment upon our proprietary information, the unauthorized use of our trademark, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business.

        Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain name and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, if we expand our database internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

        Third parties also may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be subject increasingly to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

        We Face the Risk of Systems Interruptions and Capacity Constraints on Our website, Possibly Resulting in Losses of Revenue, Erosion of Customer Trust and Adverse Publicity. The availability, reliability and satisfactory performance of our website, network infrastructure and transaction processing systems are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service. Any future systems interruption that results in the unavailability of our website or reduced order fulfillment for additional web pages and advertising could result in negative publicity and reduce the volume of web pages and advertising sold and the attractiveness of our website, which could negatively affect our revenues. We may experience temporary system interruptions in the future for a variety of reasons, including power failures, software bugs and an overwhelming number of visitors trying to reach our website during sales or promotions. We may not be able to correct a problem in a timely manner because of our dependence on outside consultants for the implementation of certain aspects of our system. Because some of the reasons for a systems interruption may be outside our control, we also may not be able to remedy the problem quickly or at all. To the extent that customer traffic grows substantially, we will need to expand the capacity of our systems to accommodate a larger number of visitors. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our website accurately or in a timely manner to permit us to upgrade effectively and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.

        Our Systems and Operations, and Those of Our Customers, Are Vulnerable to Natural Disasters and Other Unexpected Problems, Which Could Reduce Customer Satisfaction and Traffic to Our website and Harm Our Sales. Substantially all of our computer and communications hardware and our systems infrastructure are hosted at a facility in Canon City, Colorado. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions that could lead to interruptions, delays, loss of data or the inability to sell and develop advertising and web pages to be linked to our network of providers of senior resources. Currently, we do not have fully redundant systems or a formal disaster recovery plan and do not carry business interruption insurance to compensate for losses that may occur. Our customers also face these risks. We also depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays or failure or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and the number of visits to our website and harm our sales of websites and advertising to senior service providers.

        The Limited Time Commitment or the Loss of the Services of Steve S. Sinohui, the Sole Executive Officer and Director of SIN Holdings and the Sole Director and an Executive Officer of Senior-Inet, Could Have a Negative Impact on Our Business, Because His Knowledge of Our Business Is Critical to Our Continued Growth and Ultimate Success in the Market. We have no personnel except Steve S. Sinohui, President, Secretary, Treasurer and the sole director of SIN Holdings and Senior-Inet. Mr. Sinohui is employed by SIN Holdings and Senior-Inet on a part- time basis. Mr. Sinohui will devote his time and effort to the Company as it is needed. For the foreseeable future, we have no plans to employ any personnel in addition to Mr. Sinohui. Accordingly, we rely upon, and our future success depends on, the continued service and performance of our executive officers and directors. Mr. Sinohui could leave without prior notice. If we lose the services of Mr. Sinohui, our business could be harmed seriously. We do not have “key person” life insurance policies covering Mr. Sinohui.

        We Depend on Continued Use of the Internet, and if the Use of the Internet Does Not Develop as We Anticipate, Our Sales May Not Grow. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. Use of the Internet may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

        If the Online Market for Senior Services Fails to Gain Widespread Acceptance, Our Business May Fail. The online market for senior resources is in its infancy. If this market does not gain widespread acceptance, our business may fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our success will depend on our ability to engage consumers who have historically selected senior services through traditional print directories. For us to be successful, many of these consumers must be willing to employ new ways of selecting services for seniors. We also must persuade senior service providers to advertise on our website. In addition, a substantial proportion of the consumers who use our website may be using our service because it is new and different rather than because they believe it is a desirable way to select a senior service provider. These consumers may use our service only once or twice and then return to more familiar means of purchasing these services.

        Our Reputation Could Be Harmed if We Fail to Prevent Online Commerce Security Breaches. A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks, and our failure to prevent security breaches could harm our business. Currently, a significant number of our users provide the senior service providers listed on our website and us with personal information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any compromise of our security could harm our reputation and expose us to a risk of loss or litigation and possible liability and, therefore, harm our business. In addition, a person who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches.

        We Must Respond to Rapid Technological Changes to Better Serve Our Customers and Meet Their Expectations. As the Internet and online commerce industry evolve, we must license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our website, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to do so, it could adversely impact our ability to build the Senior-Inet brand and attract and retain customers.

        Governmental Regulation of the Internet and Data Transmission Over the Internet May Negatively Affect Our Customers and Result in a Decrease in Demand for Our Services, Which Would Cause a Decline in Our Sales. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently passed Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing privacy, libel and taxation apply to websites such as ours. The delays that these governmental processes entail may cause order cancellations or postponements of purchases by our customers, which would seriously harm our business. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to Internet business could result in a decrease in demand for our services, which would cause a decline in our revenues.

Item 2. Plan of Operation

        During the remainder of 2002 and in 2003 we will attempt to increase the exposure of our website by obtaining additional rights to link our website at other websites. We plan to market to senior services provider customers by contracting with part time sales or marketing representatives to visit or otherwise contact providers. We presently have only limited cash resources and our marketing activities may be limited. We believe that our present cash resources will be sufficient for us to continue to expand our business through 2003.

        Our marketing plan is to (i) increase the number of website visits from persons interested in services available for senior citizens, and (ii) increase subscriptions from persons or entities which provide services to senior citizens and their families in the Company's principal marketing areas.

        We plan to increase our marketing activities and advertising in trade publications and on related websites and to initiate the formation of arrangements with other organizations delivering services to senior citizens. We plan to expand the number of meta tags registered with our search engines and form strategic relationships with other sites and portals that can drive traffic to our site. We intend to place quarterly advertisements in senior print publications, place advertisements on radio stations that reach our target demographic and institute a direct mail program to selected senior housing developments.

        We expect that we will incur losses for the next several years as a result of the expansion of our operations throughout the United States while revenue increase only slowly. For us to continue to operate, the funds we expend for hosting, maintenance, expansion, enhancement and otherwise in connection with our website must be offset by revenue we realize from sales of websites and online advertising.

        Our plan is to present a comprehensive resource center to senior citizens, matching service providers and other senior services. Our website lists providers of 12 types of services for senior citizens operating in three geographic areas in the United States, with links to other websites and/or advertisements designed and maintained by the providers of services to seniors that purchase the right to appear on our website. We have developed our current network of senior service providers with the assistance of local agencies serving senior citizens and through telephone listings and other websites on the Internet. Our website provides a streamlined, comprehensive listing of senior service providers in the three geographic areas we service, allowing the user access to information in the fastest and most efficient manner possible.

Item 3. Description of Property

        Neither SIN Holdings nor Senior-Inet presently owns any real property. SIN Holdings maintains its offices at the residence of Steven Sinohui, the sole executive officer, director and shareholder, located at 3225 South Garrison Street, Unit #21, Lakewood, Colorado 80227. We have verbal arrangements with Mr. Sinohui to use his residence free of charge for the foreseeable future, although this arrangement might not be legally enforceable. The offices of Senior-Inet occupy 200 square feet of space located at 981 Windsor Avenue, Canon City, Colorado 81212. Senior-Inet leases the space from Stan Mingus at the rate of $75 per month pursuant to a month-to-month lease agreement. The space that SIN Holdings and Senior-Inet currently occupies is expected to be adequate to meet our foreseeable future needs. We own personal property (equipment) valued, at historical cost, at a total of $992.

Item 4. Security Ownership of Certain Beneficial Owners and Management

        (a) The table below lists the beneficial ownership of the Company's voting securities by each person know by the Company to be the beneficial owner of more than 5% of such securities, as well as the securities of the Company beneficially owned by all directors and officers of the Company. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

                 Name and                      Amount and
                 Address of                    Nature of
Title            Beneficial                    Beneficial     Percent of
of Class         Owner                         Owner          Class
________         ___________                   __________     __________

Common           Desert Bloom Investments      Affiliate      82.44%
                 3225 S. Garrison              6,000,000
                 Unit 21
                 Lakewood, CO 80227

Preferred        Desert Bloom Investments      Affiliate      100.00%
                 3225 S. Garrison              100,000
                 Unit 21
                 Lakewood, CO 80227

        The balance of the Company’s outstanding stock is held by 17 persons.

        (b) Security Ownership of Management

        The following table sets forth the beneficial ownership for each class of equity securities of the Company beneficially owned by all directors and officers of the Company.

                Name and              Amount and
                Address of            Nature of
Title           Beneficial            Beneficial       Percent of
of Class        Owner                 Owner            Class
________        __________            __________       __________

Common          Steve Sinohui         6,000,000 (1)    82.44%
                3225 S. Garrison
                Unit 21
                Lakewood, CO 80227

Preferred       Steve Sinohui         100,000 (1)      100.00%
                3225 S. Garrison
                Unit 21
                Lakewood, CO 80227
(1)	Desert Bloom Investments owns 6,000,000 shares of the 7,278,000 shares of issued and outstanding common stock and 100,000 shares of preferred stock of SIN Holdings. Steve Sinohui, an executive officer and director of SIN Holdings and Senior-Inet, is the sole shareholder and officer and director of Desert Bloom Investments, a Colorado corporation, 3225 South Garrison Street, Unit #21, Lakewood, Colorado 80227.

Item 5. Directors, Executive Officers, Promoters and Control Persons

        The directors and officers of the Company are as follows:

Name                   Age     Position

Steve S. Sinohui       54      President, Secretary and
                               Treasurer of SIN Holdings,
                               Inc., and Senior-Inet, Inc.

        The above listed officer and director will serve until the next annual meeting of the shareholders or until his death, resignation, retirement, removal or disqualification, or until his successors have been duly elected and qualified. Vacancies in the Board are filled by majority vote of the remaining directors. Officers of the Company serve at the will of the Board.

Resumes

        Steve S. Sinohui has served as the President, the Treasurer, the Secretary and a director of SIN Holdings and Senior-Inet since the inception of both companies on November 27, 2000. Since 1994, Mr. Sinohui has served as a broker for Urban Companies, a Lakewood, Colorado, corporation, where he is involved in locating and securing commercial real estate opportunities, listing and selling residential and commercial real estate and property management. From 1989 to 1994, Mr. Sinohui served as a project manager for ATMA, Inc., a distributor of medical supplies, where he supervised and directed the physical inventory and asset management of capital equipment, evaluated and supervised the development and implementation of computer programs and equipment, including database and inventory management software and equipment, and managed over 80 multiple-site, inventory personnel. From 1983 to 1987, Mr. Sinohui served as the Vice President of Marketing for the National OTC Stock Journal, a national finance newspaper, which covered the over-the-counter stock market. During his tenure with the National OTC Stock Journal, Mr. Sinohui developed a marketing and promotional program, which included long-term advertising campaigns for national and international clients. Mr. Sinohui also planned, organized and developed sales for three national financial trade shows, which were teleconferenced to over twenty cities. The trade shows presented a format for investors to interact with executive officers of publicly-held companies from the United States, Canada and Europe. Mr. Sinohui attended Phoenix College, Phoenix, Arizona, with a curriculum in broadcasting and journalism, from 1966 to 1969.

Conflicts of Interest

        Steve Sinohui is associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in his acting as officer and director of the Company. Insofar as he is engaged in other business activities, Mr. Sinohui anticipates he will devote only a minor amount of time to the Company's affairs.

        Mr. Sinohui is now and in the future may become shareholder, officer or director of other companies which may be formed for the purpose of engaging in business activities similar to those conducted by the Company. Accordingly, additional direct conflicts of interest may arise in the future with respect to Mr. Sinohui acting on behalf of the Company or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of Mr. Sinohui in the performance of his duties or otherwise. The Company does not have a right of first refusal pertaining to opportunities that come to Mr. Sinohui's attention insofar as such opportunities may relate to the Company's proposed business operations.

        Mr. Sinohui is, so long as he is an officer or director of SIN Holdings and Senior-Inet, subject to the restriction that all opportunities contemplated by our plan of operation which come to his attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to us and to the companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of his fiduciary duties to us. If both SIN Holdings and the companies in which Mr. Sinohui is affiliated with desire to take advantage of an opportunity, then Mr. Sinohui would abstain from negotiating and voting upon the opportunity. However, Mr. Sinohui or other entities with which he is affiliated may take advantage of the business opportunities if we decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to conflicts or similar transactions.

Item 6. Executive Compensation

        The Company's officer and director does not receive any compensation for his services rendered unto the Company, nor has he received compensation in the past. Mr. Sinohui has agreed to act without compensation until authorized by the Board, which is not expected to occur until the Company has generated revenues from operations. As of the date of this registration statement, the Company has limited funds available to pay directors. Further, Mr. Sinohui is not accruing any compensation pursuant to any agreement with the Company.

        No retirement, pension, profit sharing, stock option, insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Item 7. Certain Relationships and Related Transactions

        On December 1, 2000, Senior-Inet acquired all of the assets of a sole proprietorship, also named "Senior-Inet," for $5,000 in cash and the assumption of certain liabilities. The transaction was accounted for using the purchase method, with the excess of the purchase price over the fair value of the assets acquired recorded as goodwill. Stan Mingus owned and operated the Proprietorship from May 1, 1996, until its acquisition by Senior-Inet on December 1, 2000.

        Senior-Inet is a party to the Business Purchase Agreement dated December 1, 2000, with Stan Mingus, pursuant to which we acquired all the assets of "Senior-Inet," a sole proprietorship, for $5,000 in cash and the assumption of certain liabilities. As additional consideration for the purchase of the assets of the Proprietorship, we entered into the Profit Participation Agreement dated December 1, 2000, with Mr. Mingus, pursuant to which we agreed to pay him $32,000 in cash if the gross revenues of Senior-Inet exceed $400,000 in any consecutive 12-month period during the term of the agreement. The term of the Profit Participation Agreement is a three-year period terminating on November 30, 2003. Senior-Inet has entered into a month-to-month Office Lease with Mr. Mingus. The Office Lease is payable in monthly installments of $75.

        On December 14, 2001, the Company offered 1,500 Units pursuant to the Securities Act of 1933 and Regulation A promulgated thereunder. The offering was made through the Company's officers and directors. Each Unit had an offering price of $100 and consisted of one three-year promissory note in the principal amount of $94 with simple interest at 10.64% per annum, plus 6,000 shares of common stock offered at par value of $0.001 per share (an aggregate price of $6.00 for the 6,000 shares). The total number of shares offered was 9,000,000 shares. The minimum offering was 200 Units or 1,200,000 shares of the Company's common stock. The shares of common stock and the promissory note are detachable from the Units and may be transferred separately immediately upon issuance. The Units offered by the Company were qualified with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 and Regulation A promulgated thereunder and, as such, the Units are freely-tradable under federal securities law.

        The offering commenced on December 14, 2001 and continued until terminated by the Company on February 19, 2002. Seventeen persons subscribed for 213 Units consisting of an aggregate of $22,022 in Promissory Notes and 1,278,000 shares of common stock, par value $.001, for an aggregate of $1,278.

Item 8. Description of Securities

        The Company's authorized capital stock consists of 40,000,000 shares, of which 10,000,000 shares are preferred shares, $.001 par value per share, and 30,000,000 are common shares, $.001 par value per share. There are 7,278,000 common shares issued and outstanding as of the date of this filing. There are 100,000 preferred shares issued or outstanding as of the date of this filing.

        Common Stock. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board, if they so choose, and the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of the Company's common stock issued and outstanding are fully-paid and nonassessable. Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board out of funds legally available therefor.

        Preferred Shares. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board, except that no holder of preferred stock shall have preemptive rights.

        The Company has 100,000 shares of preferred stock outstanding. The preferred stock is non-voting stock. The preferred stock has first priority in the assets of the Company upon dissolution.

        Promissory Notes. December 14, 2001, the Company entered into an offering of Units pursuant to the Securities Act of 1933 and Regulation A promulgated thereunder. Each Unit had an offering price of $100 and consisted of one three-year promissory note in the principal amount of $94 with simple interest at 10.64% per annum, plus 6,000 shares of common stock offered at par value of $0.001 per share (an aggregate price of $6.00 for the 6,000 shares). The Company closed its offering February 19, 2002 after receiving subscriptions for 213 Units, or an aggregate of $20,022 in Promissory Notes. The maturity date of the promissory notes is three years from the date of the closing of the offering for the sale of the minimum units offered (200 units), or February 19, 2005. Interest on the notes is payable at 10.64% per annum quarterly.

PART II

Item 1. Market Price for Common Equity and Related Stockholder Matters

        There is no trading market for the Company's common stock at present and there has been no trading market to date. Management has not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning the participation of such market maker in the after-market for the Company's securities and management does not intend to initiate any such discussions until such time as the Company has consummated a merger or acquisition. There is no assurance that a trading market will ever develop or, if such market does develop, that it will continue.

        a. Market Price. The Company’s common stock is not quoted at the present time.

        b. Holders. There is are 18 holders of the Company's common stock. On November 29, 2000, the Company issued 6,000,000 of its common shares for $6,000 and 100,000 shares of its preferred stock for $9,000 to one holder - Desert Bloom Investments, Inc. The 6,000,000 shares of the Company's common stock and the 100,000 shares of the Company's preferred stock were issued in accordance with the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.

        On February 19, 2002 the Company completed an offering. We issued 1,278,000 shares of common stock to 17 persons. The shares of common stock may be transferred separately upon issuance.

        As of the date of this report, 6,000,000 shares of the Company's common stock are eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one year holding period, under certain circumstances, may sell within any three moth period a number of shares which does not exceed the greater of one percent of the then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two year holding period and who is not, and has not been, for the preceding three months, an affiliate of the Company. Accordingly, the aggregate 6,000,000 shares of common stock owned of record and beneficially by Desert Bloom Investments will become available for resale under Rule 144 commencing November 29, 2001, a period of one year from the date of their purchase from SIN Holdings. Transfers and resales of the shares of common stock will be subject, in addition to the federal securities laws, to the "Blue Sky" laws of each state in which the transfer or resale occurs.

        c. Dividends. The Company has not paid any dividends to date, and has no plans to do so in the immediate future.

        d. Transfer Agent. The transfer agent and registrar for the Company’s common stock is Corporate Stock Transfer, 3200 Cherry Creek South Drive, Denver, Colorado 80209, telephone number (303) 282-4800.

Item 2. Legal Proceedings

        There is no litigation pending or threatened by or against the Company.

Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        The Company has not changed accountants since its formation and there are no disagreements with the findings of said accountants.

Item 4. Recent Sales of Unregistered Securities

        On November 29, 2000, the Company issued 6,000,000 of its common shares for $6,000 and 100,000 shares of its preferred stock for $9,000 to one holder - Desert Bloom Investments, Inc. The 6,000,000 shares of the Company’s common stock and the 100,000 shares of the Company’s preferred stock were issued in accordance with the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended. The 6,000,000 shares of common stock issued to Desert Bloom Investments, Inc. are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). These shares may not be offered for public sale except under Rule 144, or otherwise, pursuant to the 1933 Act.

        As of the date of this registration statement, the 6,000,000 shares of common stock issued to Desert Bloom Investments, Inc. are eligible for sale under Rule 144 promulgated under the 1933 Act, subject to certain limitations included in that rule.

        On December 14, 2001, the Company commenced an offering of Units pursuant to the Securities Act of 1933 and Regulation A promulgated thereunder. Each Unit had an offering price of $100 and consisted of one three-year promissory note in the principal amount of $94 with simple interest at 10.64% per annum, plus 6,000 shares of common stock offered at par value of $0.001 per share (an aggregate price of $6.00 for the 6,000 shares). The Company closed its offering February 19, 2002 after receiving subscriptions for 213 Units, or an aggregate of $20,022 in Promissory Notes. The maturity date of the promissory notes is three years from the date of the closing of the offering for the sale of the minimum units offered (200 units), or February 19, 2005.

Item 5. Indemnification of Directors and Officers

        The Company's Articles of Incorporation incorporate the provisions of the Colorado Business Corporate Act providing for the indemnification of officers and directors and other persons against expenses, judgements, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such person shall be determined not to have acted in good faith and in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence in the performance of their duties to the Company, Colorado law provides for the indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company for expenses incurred in connection with any action, suit or proceeding to which he or she is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the issuing company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore enforceable.

PART F/S

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
SIN Holdings, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SIN Holdings, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated income statements, statement of stockholder’s equity, and statements of cash flows for the year ended December 31, 2001 and the initial period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SIN Holdings, Inc. and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of its operations, its changes in stockholder’s equity, and its cash flows for the year ended December 31, 2001 and the initial period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
February 1, 2002

PROFESSIONAL CORPORATION

SIN Holdings, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS

                                                                        December 31,  December 31,
                                                                           2001           2000
                                                                        -----------   -----------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents ......................................   $  1,136       $ 10,465
     Accounts receivable - web subscriptions ........................        190           --
     Prepaid expenses ...............................................         75           --
                                                                        --------       --------
         Total current assets .......................................      1,401         10,465

LONG TERM ASSETS
     Equipment ......................................................        992            992
                                                                        --------       --------
                                                                             992            992
     Less accumulated depreciation ..................................       (356)           (73)
                                                                        --------       --------
                                                                             636            919
OTHER ASSETS
     Goodwill (Net of accumulated amortization of $616 and $0 for the periods ending December 31, 2001 and December 31, 2000,
        respectively) ...............................................      5,071          5,688
     Deferred costs of offering .....................................     17,531           --
                                                                        --------       --------
         TOTAL ASSETS ...............................................   $ 19,568       $ 11,384
                                                                        ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable ...............................................      3,429            508
     Loan from shareholder ..........................................      1,500           --
     Unearned revenue ...............................................        390          1,390
     Payroll liabilities ............................................       --              500
                                                                        --------       --------
         Total current liabilities ..................................      5,319          2,398

STOCKHOLDER'S EQUITY
     Preferred stock, $0.001 par value; 10,000,000 shares
         authorized; 100,000 shares issued and outstanding at
         December 31, 2001 and December 31, 2000 ....................        100            100
     Common stock, $0.001 par value; 30,000,000 shares
         authorized; 6,000,000 shares issued and outstanding
         at December 31, 2001 and December 31, 2000 .................      6,000          6,000
     Additional paid-in capital .....................................     20,875          8,975
     Retained earnings ..............................................     (7,655)          (401)
                                                                        --------       --------
                                                                          19,320         14,674
                                                                        --------       --------
         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY .................   $ 24,639       $ 17,072
                                                                        ========       ========

The accompanying notes are an integral part of the consolidated financial statements.

SIN Holdings, Inc. and Subsidiary
CONSOLIDATED INCOME STATEMENTS

                                                        For the initial period
                                                             from inception
                                   For the year ended     (November 30, 2000)
                                      December 31,           to December 31,
                                          2001                   2000
                                   ------------------   ----------------------
REVENUES
  Net subscriptions ..............   $     4,870           $       780
                                     -----------           -----------

  Amortization ...................           569                  --
  Bank service charges ...........            80                  --
  Computer expense ...............          --                     118
  Depreciation ...................           331                    73
  ISP ............................         1,418                   240
  Licenses and permits ...........           140                  --
  Miscellaneous ..................             1                    55
  Payroll taxes ..................           686                  --
  Wages ..........................         6,003                   500
  Professional fees ..............           579                  --
  Rent ...........................         1,800                   150
  Telephone ......................           489                    45
                                     -----------           -----------
     Operating expenses ..........        12,096                 1,181
                                     -----------           -----------

LOSS FROM OPERATIONS .............        (7,226)                 (401)
                                     -----------           -----------

OTHER (INCOME) EXPENSE
  Interest expense ...............          (167)                 --
  Interest income ................           148                  --
                                     -----------           -----------
                                             (19)                 --
                                     -----------           -----------

NET LOSS BEFORE TAXES ............        (7,245)                 (401)

INCOME TAX EXPENSE ...............             9                  --
                                     -----------           -----------
NET LOSS .........................        (7,254)                 (401)

Retained earnings
  Balance, beginning of period ...          (401)                 --
                                     -----------           -----------
  Balance, end of period .........   $    (7,655)          $      (401)
                                     ===========           ===========

NET INCOME PER SHARE - BASIC .....   $     (0.00)          $     (0.00)
                                     ===========           ===========

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING ............     6,000,000             6,000,000
                                     ===========           ===========

The accompanying notes are an integral part of the consolidated financial statements.

SIN Holdings, Inc. and Subsidiary
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
For the initial period ended December 31, 2000
and the year ended December 31, 2001

                               Common stock          Preferred stock
                           -------------------     --------------------    Additional                  Total
                           Number of               Number of                 paid-in    Retained    stockholder's
                            shares      Amount      shares       Amount      capital    earnings       equity
                           ---------    ------    ----------     ------    ----------   --------    -------------

Balances,
  November 27, 2000 ....        --     $    --          --     $    --     $    --     $    --      $    --

Preferred stock
  issued for cash,
  November 2000
  at $0.13 per share ...        --          --       100,000         100       8,900        --          9,000

Common stock
  issued for cash,
  November 2000
  at $0.001 per share ..   6,000,000       6,000        --          --          --          --          6,000

Rent provided
  at no charge .........        --          --          --          --            75        --             75

Net loss for the
  initial period ended
  December 31, 2000 ....        --          --          --          --          --          (401)        (401)
                           ---------   ---------   ---------   ---------   ---------   ---------    ---------

Balances,
  December 31, 2000 ....   6,000,000       6,000     100,000         100       8,975        (401)      14,674

Contributed capital ....        --          --          --          --        11,000        --         11,000

Rent provided
  at no charge .........        --          --          --          --           900        --            900

Net loss for the
  year ended
  December 31, 2001 ....        --          --          --          --          --        (7,254)      (7,254)
                           ---------   ---------   ---------   ---------   ---------   ---------    ---------
Balances,
  December 31, 2001 ....   6,000,000   $   6,000     100,000   $     100   $  20,875   $  (7,655)   $  19,320
                           =========   =========   =========   =========   =========   =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

SIN Holdings, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the initial period
                                                                             from inception
                                                    For the year ended    (November 30, 2000)
                                                       December 31,         to December 31,
                                                          2001                  2000
                                                    ------------------  ----------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss ..........................................  $ (7,254)              $   (401)
 Adjustments to reconcile net loss to net cash
    flows from operating activities:
      Amortization .................................       569                   --
      Depreciation .................................       331                     73
      Rent .........................................       900                     75
      Increase in accounts receivable ..............      (190)                  --
      Increase in accounts payable .................     4,521                    508
      Decrease in unearned revenue .................    (1,000)                  (290)
      Increase in prepaids .........................       (75)                  --
      Increase in deferred offering costs ..........   (19,131)                  --
      Increase (decrease) in payroll liabilities ...      (500)                   500
                                                      --------               --------
        Net cash flows from operating activities ...   (21,829)                   465

 CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Senior-Inet ........................      --                   (5,000)
                                                      --------               --------
        Net cash flows from investing activities ...      --                   (5,000)

 CASH FLOWS FROM FINANCING ACTIVITIES
    Capital contributions ..........................    11,000                   --
    Loan from Desert Bloom .........................     1,500                   --
    Issuance of preferred stock ....................      --                    9,000
    Issuance of common stock .......................      --                    6,000
                                                      --------               --------
        Net cash flows from financing activities ...    12,500                 15,000
                                                      --------               --------
 NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS ........................    (9,329)                10,465

 CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD ............................    10,465                   --
                                                      --------               --------
 CASH AND CASH EQUIVALENTS,
    END OF PERIOD ..................................  $  1,136               $ 10,465
                                                      ========               ========

The accompanying notes are an integral part of the consolidated financial statements.

SIN Holdings, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

1.            Summary of Significant Accounting Policies

Description of Business
SIN Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Colorado on November 27, 2000. SIN Holdings, Inc. is a wholly owned subsidiary of Desert Bloom Investments, Inc. Desert Bloom Investments, Inc.’s sole shareholder and director is also the sole director of SIN Holdings, Inc. (See Footnote 3).

The Company was founded for the purpose of developing a website listing the providers of senior resources across the United States by the community in which those services are provided, thus enabling the seeker of these resources to be able to access this information in an easy manner without becoming sidetracked into non-relevant avenues on the World Wide Web.

On December 1, 2000, the Company’s subsidiary, Senior-Inet, Inc., purchased all of the assets of Senior-Inet, a Sole Proprietorship for cash of $5,000 and the assumption of certain liabilities. The transaction was accounted for using the purchase method in accordance with APB 16, with the excess of the purchase price over the fair value of the assets acquired recorded as goodwill. Goodwill will be amortized by the straight-line method over its estimated useful life of ten years. The accompanying consolidated financial statements include the operations of Senior-Inet, Inc. from November 27, 2000 and of Senior-Inet from December 1 to December 31, 2001.

Accounting Method The Company records income and expense on the accrual method.

Revenue Recognition
The Company sells websites and advertising to providers of senior resources. Revenue is recognized when earned. In cases where customers prepay an entire year, the revenue is recognized in equal monthly installments.

Fiscal Year The Company has selected a December 31 fiscal year end.

Organization Costs Organization costs have been charged to operations in the period incurred.

Depreciation and Amortization
Depreciation on assets is recorded using the straight-line method over the estimated life of the asset. Amortization of goodwill is recorded over a useful life of 10 years using the straight-line method.

Income Per Share Income per share was computed using the weighted average number of shares outstanding during the period.

SIN Holdings, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

1.            Summary of Significant Accounting Policies (continued)

Statements of Cash Flows
For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that effect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Consideration of Other Comprehensive Income Items
SFAF 130 - Reporting Comprehensive Income, requires companies to present comprehensive income (consisting primarily of net income plus other direct equity changes and credits) and its components as part of the basic consolidated financial statements. For the year ended December 31, 2001, the Company’s consolidated financial statements do not contain any changes in equity that are required to be reported separately in comprehensive income.

Stock Basis Shares of both common and preferred stock issued for other than cash have been assigned amounts equivalent to the fair value of the service or assets received in exchange.

2.            Stockholder’s Equity

Preferred Stock The Company is authorized to issue up to 10,000,000 shares of preferred stock. The preferred stock is non-voting, and has priority in liquidation over outstanding common shares.

During the initial period ended December 31, 2000, 100,000 shares of the Company’s preferred stock were issued for $9,000 cash to its parent company, Desert Bloom Investments, Inc.

As of December 31, 2001, a total of 100,000 shares of its preferred stock were issued and outstanding.

Common Stock During the initial period ended December 31, 2000, 6,000,000 shares of the Company’s common stock were issued for $6,000 cash to its parent company, Desert Bloom Investments, Inc.

As of December 31, 2001, a total of 6,000,000 shares of the Company’s $0.001 par value common stock were issued and outstanding.

3.            Related Party Transactions

The Company rents space on a month to month basis at the rate of $75 per month from the vice-president of its wholly owned subsidiary, Senior-Inet, Inc.

SIN Holdings, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

3.            Related Party Transactions (continued)

In addition, the Company’s sole executive officer, director, and shareholder is providing office space at no charge to the Company. For purposes of the financial statements, the Company is accruing $75 per month as additional paid-in capital for this use.

During the initial period ended December 31, 2000, 100,000 shares of the Company’s preferred stock were issued for $9,000 cash to its parent company, Desert Bloom Investments, Inc.

During the initial period ended December 31, 2000, 6,000,000 shares of the Company’s common stock were issued for $6,000 cash to its parent company, Desert Bloom Investments, Inc.

The Company has an unsecured note payable to the Company’s sole shareholder due on November 30, 2002, unless extended at the option of the shareholder. The note bears no interest unless not paid, in which case interest will be charged at the rate of 10% annually.

4.            Income Taxes

The Company has Federal net operating loss carryforwards of approximately $7,654 expiring between the years 2020 and 2021. The tax benefit of these net operating losses, which totals approximately $1,150, has been offset by a full allowance for realization. For the year ended December 31, 2001, the valuation allowance increased by $1,090.

5.            Cash Paid for Interest and Income Taxes

Cash paid for interest and income taxes is as follows:
         Interest payments                 $   167
         Income taxes                            9
                                            ------

         Total at December 31, 2001        $   176
                                            ======

6.            Purchase of Senior-Inet, a Sole Proprietorship

As described in Note 1, the Company’s subsidiary, Senior-Inet, Inc., purchased all of the assets of Senior-Inet, a Sole Proprietorship, as of December 1, 2000 for $5,000 cash, as well as the assumption of certain liabilities. The purchase was recorded as follows:

        Assets
          Equipment                         $    992
          Goodwill                             5,688
        Liabilities
          Liabilities                         (1,680)
                                             -------

          Cash payment                      $  5,000
                                             =======

SIN Holdings, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

6.            Purchase of Senior-Inet, a Sole Proprietorship (continued)

Had the two entities been combined as of January 1, 2000, the net income from operations for the year ended December 31, 2000 would have been as follows:

        Gross subscription revenue           $  17,303
        Operating expenses                     (10,488)
                                              --------

        Income from operations                   6,815

        Other income                                50
                                              --------

        Net income before taxes                  6,865

        Income tax expense                          30
                                              --------

        Net income                           $   6,835
                                              ========

7.            Deferred Offering Costs

The deferred offering costs of $19,131, presented on the December 31, 2001 balance sheet are made up primarily of legal and accounting costs associated with the Form 1-A Registration Statement. These costs have been recorded as an asset and will be charged to the proceeds of the offering.

8.            Contributed Capital

For the year ended December 31, 2001, the Company’s sole shareholder contributed $11,000 of working capital to the Company. This has been recorded as capital contributions, and is included in additional paid-in capital.

9.            Recently Adopted Accounting Standards

In June 2001, the Financial Accounting Standards Board issued FAS No. 142 – Goodwill and Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. The effect of this standard will be to eliminate the amortization of intangible assets with indeterminate useful lives. The accompanying financial statements contain a $616 charge to operations for the year ended December 31, 2001 which would not be included after the adoption of FAS No. 142.

PART III

Item 1. Index to Exhibits

Exhibit                                                                                                   Page or
Number                     Description                                                         Cross Reference

3.1                           Articles of Incorporation                                                    26

3.2                           Bylaws                                                                                29
10.1                         Business Purchase Agreement                                            44
21                            Subsidiaries of the Registrant                                              49

Item 2. Description of Exhibits.

Original Articles of Incorporation, filed November 27, 2000.

Bylaws of the Registrant.

Business Purchase Agreement dated December 1, 2000.

Subsidiaries of the Registrant.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIN HOLDINGS, INC. By: /s/ Steve S. Sinohui Steve S. Sinohui, President, Secretary, Treasurer and Director, Chief Executive Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Offering Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: April 24, 2002

/s/ Steve S. Sinohui Steve S. Sinohui, President, Secretary, Treasurer and Director, Chief Executive Officer and Chief Financial Officer